Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
RingCentral, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333‑191433) on Form S‑8 of RingCentral, Inc. of our report dated February 27, 2015 with respect to the consolidated balance sheets of RingCentral, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10‑K of RingCentral, Inc.

/s/ KPMG LLP

Santa Clara, California
February 27, 2015